Exhibit 99(ii)

CAMCO FINANCIAL CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS

OF CAMCO FINANCIAL CORPORATION

                , 2012

To Stockholders:

This letter is being distributed by Camco Financial Corporation (the “Company”) to all holders (the “Recordholders”) of shares of Company common stock, $1.00 par value per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on                 , 2012 (the “Record Date”), in connection with the rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock. The Rights and Common Stock are described in the offering prospectus dated                 , 2012 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 5,714,286 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                 , 2012 unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. For every share you owned as of the record date for the rights offering, your basic subscription privilege gives you the opportunity to purchase one share of our Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.75 per full share (the “Subscription Price”). For example, if you owned 300 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 300 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price.

It is possible that the requests for exercise of Basic Subscription Privilege will exceed the aggregate number of shares of Common Stock available to be purchased in the Rights Offering. If this occurs, we will allocate the available shares among the Recordholders who subscribe by multiplying the number of shares requested by each Recordholder by a fraction equal to (i) the number of shares available to be issued through the Rights Offering divided by (ii) the total number of shares requested by all subscribers.

If you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our Recordholders through the exercise of their Basic Subscription Privilege (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of Common Stock available, we will allocate the available shares of Common Stock by multiplying the number of shares requested by each stockholder through the exercise of their Over-Subscription Privilege by a fraction that equals (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 9.9% of our Common Stock outstanding after completion of the Rights Offering.

For every two shares purchased in the Rights Offering, whether through a Basic Subscription Privilege or an Over-Subscription Privilege, the Recordholder will receive a warrant to purchase one share of Common Stock at

$2.10 per share. The warrants will be exercisable for five years following the completion of the Rights Offering and will not be transferable. The exercise price will be payable only by a personal check drawn on a U.S. bank, a bank check drawn on Advantage Bank or wire transfer. No fractional warrants will be issued, and the number of warrants issued will be rounded down. For example, a Recordholder purchasing three shares of Common Stock will receive one warrant, while a Recordholder purchasing four shares of Common Stock will receive two warrants. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the warrant agent, along with payment of the exercise price by a personal check drawn on a U.S. bank, a bank check drawn on Advantage Bank or wire transfer, at any time up to the close of business on the warrant expiration date.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder other than you has purchased any shares of Common Stock pursuant to their Basic Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Basic Subscription Privilege and your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Privilege to the extent of 5,714,286 shares, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Basic Subscription Privilege.

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To the extent the aggregate Subscription Price of the maximum number of shares available to you pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege is less than the amount you actually paid in connection with exercise of your Basic Subscription Privilege and your Over-Subscription Privilege, you will be allocated only the number of shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of your Basic Subscription Privilege and your Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to you pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege, you will be allocated the number of shares for which you actually paid in connection with your Basic Subscription Privilege and your Over-Subscription Privilege.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Rights Certificate;
3.	Instructions as to the use of Camco Financial Corporation Rights Certificates;
4.	Notice of Tax Information; and
5.	A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the

subscription agent, as indicated in the Prospectus. The subscription agent must receive your Rights Certificate with payment of the Subscription Price by a personal check drawn on a U.S. bank, a bank check drawn on Advantage Bank or wire transfer, including final clearance of any checks, prior to the Expiration Time. You cannot revoke the exercise of your Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting our information agent, ParaCap Group, LLP, toll free at 866-404-2951. Any questions or requests for assistance concerning the Rights Offering should be directed to ParaCap.

Very truly yours,

Camco Financial Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CAMCO FINANCIAL CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.